PRESS RELEASE	EXHIBIT 99

Scripps Networks Interactive reports double-digit revenue growth for third quarter financial results

•	Revenues of $509 million, up 40 percent; up 22 percent excluding Travel Channel
•	Income from continuing operations before tax of $191 million, up 52 percent
•	Net income attributable to SNI per fully diluted share of $0.61, up 56 percent; excluding adjustments, net income attributable to SNI of $0.59 per share

For immediate release

Nov. 4, 2010

KNOXVILLE, Tenn.—Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the third quarter 2010.

Consolidated revenues for the quarter increased 40 percent to $509 million from the prior-year period. Excluding Travel Channel, in which the company acquired a controlling interest on Dec. 15, 2009, consolidated revenue increased 22 percent to $445 million, year-over-year.

Results for the three-month period ended Sept. 30 reflect strong double-digit growth in advertising revenue of $319 million, up 34 percent, and affiliate fee revenue of $140 million, up 72 percent year-over-year. The growth was driven by strong performance from the company’s Lifestyle Media business segment, which includes HGTV, Food Network and Travel Channel. Excluding the Travel Channel, advertising revenue increased 19 percent and affiliate fee revenue increased 40 percent.

Also contributing to improved consolidated results was a 7.2 percent increase in revenues from the company’s Interactive Services segment, which includes Shopzilla’s growing suite of shopping-related Web sites. The growth in Shopzilla revenues is attributable to the company’s strong growth in its European properties and positive signs that the company’s ongoing initiative to reposition the business in the U. S. is beginning to pay off.

Consolidated expenses for the quarter increased 29 percent from the prior-year period to $285 million. The increase in expenses was due primarily to the consolidation of Travel Channel results and the restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks.

Income from continuing operations before taxes increased 52 percent to $191 million from the prior-year period. For the third quarter 2010, total segment profit increased 55 percent to $224 million. (See note 2 for definition of segment profit).

Third-quarter net income attributable to Scripps Networks Interactive was $102 million, or $0.61 per share, compared with $65.3 million, or $0.39 per share, in the third quarter 2009. Excluding a favorable tax adjustment and the effect of transition costs related to the Travel Channel, net income attributable to Scripps Networks Interactive would be $98.8 million, or $0.59 per share.

“Scripps Networks Interactive had an outstanding third quarter, benefitting from robust affiliate revenue growth and continued strong advertising demand, particularly for our targeted lifestyle television networks,” said Kenneth W. Lowe, chairman, president and chief executive officer of the company. “All of our networks and our online shopping related businesses contributed to double-digit revenue and earnings growth.”

“At the Travel Channel, we’ve significantly expanded our growing list of national advertisers while simultaneously increasing the size of our audience,” Lowe said. “We’re successfully leveraging the popularity of Travel’s stellar talent, including Adam Richman, Anthony Bourdain and Andrew Zimmern, and are deep into developing new programming concepts which you’ll be seeing in the months ahead.”

“The newly rebranded Cooking Channel is delivering positive results with audiences steadily increasing each month since the network’s debut. Compared with Fine Living’s footprint last September, total-day audiences have increased 43 percent and prime time has improved 15 percent,” Lowe said. “Cooking Channel recently launched two new shows, one of which, Week in a Day with Rachael Ray is the network’s highest rated series premiere yet.”

“And, we’ve turned the corner at Shopzilla, where we’ve been working diligently to improve our position in the market with both consumers and advertisers to set the stage for renewed growth,” Lowe said. “We view Shopzilla’s positive results for the quarter as the inflection point in our efforts to restage this business and enhance its competitive position as one of the most influential players in online retail.”

Here are third-quarter results by operating segment:

Lifestyle Media

Lifestyle Media revenue was $462 million, up 42 percent. Affiliate fee revenue grew 71 percent to $139 million. Advertising revenue was $316 million, up 34 percent. Excluding Travel Channel, Lifestyle Media revenue was up 23 percent, affiliate revenue increased 39 percent and advertising revenue was up 18 percent.

Total expenses increased 31 percent to $230 million.

Programming expenses increased 24 percent to $98.7 million. Programming expenses excluding Travel Channel were up 5.7 percent.

Non-programming costs increased 38 percent to $131 million, due to:

•	The consolidation of Travel Channel operating results.

•

The restoration of marketing budgets to support brand-building initiatives at all of the company’s television networks. Marketing budgets were held back significantly in 2009 in response to the economic recession.

During the third quarter, Lifestyle Media segment profit was up 55 percent to $232 million compared with $150 million in the prior-year period. Lifestyle Media segment profit margin was 50 percent, up from 46 percent in the prior-year third quarter.

Revenue at HGTV was $174 million, up 14 percent. HGTV now reaches 100 million U.S. households, up more than 800,000 from the end of third quarter 2009.

Revenue at Food Network was $160 million, up 35 percent. Food Network reaches 100 million U.S. households, up from 99 million at the end of the third quarter 2009.

Revenue at Travel Channel increased 14 percent to $62.3 million, on a pro-forma basis. Travel Channel reaches 96 million U.S. households, up from 95 million at the end of the third quarter 2009.

Revenue at DIY Network was up 29 percent to $22.8 million. DIY can be seen in 54 million U.S. households, up 1.9 million households from a year ago.

Revenue at Cooking Channel (formerly Fine Living Network) was $12.2 million, up 9.3 percent. These results include a $3.0 million increase in amortization for distribution incentives related to the rebranding of the Fine Living Network to the Cooking Channel. Excluding this item, revenue at the Cooking Channel was $15.2 million, up 36 percent from the prior-year quarter. The company completed its rebranding of Fine Living Network to the Cooking Channel on May 31. Cooking Channel reaches 58 million U.S. households vs. 56 million that Fine Living reached during the same timeframe last year.

Revenue at Great American Country (GAC) increased 18 percent to $7.6 million. GAC can be seen in 60 million U.S. households compared with 57 million homes at the end of the third quarter 2009.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded Web sites, was $21.5 million, up 23 percent.

Interactive Services

Revenue increased 7.2 percent to $41.8 million compared with the year-ago quarter.

Segment expenses increased 6.4 percent to $34.7 million.

Segment profit increased 11 percent to $7.1 million compared with the year-ago quarter.

The improved results are attributable to the significant expansion of Shopzilla’s share in Europe and to the company’s ongoing efforts to enhance the competitive position of its U. S. online comparison shopping Web sites, which includes BizRate.com, Beso, Tada.com and Shopzilla.com.

Shopzilla’s U.S. business is poised for growth after undertaking significant efforts to restage the business in response to changing market dynamics. Helping to drive growth is the improved utilization of the 80 million monetized product search results now under management. Further adding to the expected improvement in results is increased visitation as a result of better search indexing and broadening of the product portfolio to include Beso.com, a leader in product discovery for taste-based products.

Redirects per user session were up 17 percent year-over-year during the quarter. The growth in redirects per session is a positive indication that the Web sites are helping consumers more effectively find what they are looking for and producing more qualified leads for Shopzilla’s advertising partners.

2010, Full-year Guidance

The company provided the following outlook for 2010.

Lifestyle Media

•	Affiliate revenue is now expected to be approximately $550 million, with about $100 million attributable to Travel Channel.
•	Programming expenses are expected to be $380 million to $400 million as previously forecast. Travel Channel programming expenses are expected to account for about $50 million of the total.
•

Non-programming expenses are expected to be $550 million to $560 million. The forecast includes transition expenses related to the acquisition of the controlling interest in the Travel Channel. The company expects Travel Channel transition costs for the year to be nearer the lower end of its forecasted range of $30 million to $40 million. Also included in non-programming expenses for the year are $11 million in marketing and legal expenses incurred during the first quarter to support the company’s affiliate renewal negotiations.

Interactive Services

The full-year segment profit forecast for the company’s Shopzilla comparison shopping business also is unchanged. Shopzilla segment profit is expected to be $33 million to $35 million for the year.

International

International operating losses for the full-year are now expected to be $10 million to $12 million. International operating losses for the first nine months ended September 30, 2010 were $7.4 million.

Other items

•

Capital expenditures are now expected to be $80 million to $85 million. That includes $25 million in non-recurring spending for the company’s facility expansion in Knoxville, Tenn., and $5 million to facilitate the Travel Channel transition.

•	Effective tax rate, approximately 30 percent.
•	Depreciation and amortization, $130 million to $135 million.
•	Interest expense, $33 million to $35 million.
•

Strong operating results at the Food Network are expected to result in a higher share of net income by noncontrolling interests than previously forecast. Noncontrolling share of net income is now expected to be between $135 million and $140 million for the year.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s third quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1085 (U.S.) or 612-288-0337 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Third Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. EDT Nov. 4 until 11:59 p.m. EDT Nov. 18. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 173668. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2009 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes Lifestyle Media, which is comprised of popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country; and Interactive Services, with leading online search and comparison shopping services BizRate, Beso and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: mike.gallentine@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Change	Nine months ended September 30,		Change
	2010	2009		2010	2009
(unaudited)
(in thousands, except per share data)
Operating revenues	$508,687	$364,461	39.6%	$1,494,121	$1,111,509	34.4%
Costs and expenses	(284,870)	(220,197)	29.4%	(867,259)	(661,879)	31.0%
Depreciation and amortization of intangible assets	(30,274)	(20,666)	46.5%	(94,888)	(58,570)	62.0%
Gains (losses) on disposal of PP&E	36	(898)		(1,284)	(967)	32.8%

Operating income	193,579	122,700	57.8%	530,690	390,093	36.0%
Interest expense	(8,774)	(285)		(26,546)	(1,021)
Equity in earnings of affiliates	6,940	4,873	42.4%	21,482	12,834	67.4%
Miscellaneous, net	(319)	(1,321)	(75.9)%	(1,164)	(721)	61.4%

Income from continuing operations before income taxes	191,426	125,967	52.0%	524,462	401,185	30.7%
Provision for income taxes	(55,289)	(41,544)	33.1%	(160,867)	(130,449)	23.3%

Income from continuing operations, net of tax	136,137	84,423	61.3%	363,595	270,736	34.3%
Income (loss) from discontinued operations, net of tax		676		10,029	(1,885)

Net income	136,137	85,099	60.0%	373,624	268,851	39.0%
Net income attributable to noncontrolling interests	(34,444)	(19,779)	74.1%	(93,265)	(63,879)	46.0%

Net income attributable to SNI	$101,693	$65,320	55.7%	$280,359	$204,972	36.8%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.61	$0.39		$1.61	$1.26
Income (loss) from discontinued operations attributable to SNI common shareholders	0.00	0.00		0.06	(0.01)

Net income attributable to SNI common shareholders	$0.61	$0.39		$1.67	$1.24

Weighted average diluted shares outstanding	167,791	165,736		167,583	164,760

Amounts attributable to SNI:
Income from continuing operations	$101,693	$64,644		$270,330	$206,857
Income (loss) from discontinued operations		676		10,029	(1,885)

Net income attributable to SNI	$101,693	$65,320		$280,359	$204,972

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in thousands, except per share data)	September 30, 2010 (unaudited)	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$416,795	$254,370
Accounts and notes receivable (less allowances: 2010—$4,490; 2009—$5,587)	471,258	430,410
Programs and program licenses	274,309	271,773
Other current assets	53,392	25,716

Total current assets	1,215,754	982,269
Investments	45,333	46,395
Property, plant and equipment, net	237,413	239,644
Goodwill	666,502	670,494
Other intangible assets, net	648,062	681,312
Programs and program licenses (less current portion)	255,966	255,839
Unamortized network distribution incentives	91,010	71,266
Other non-current assets	13,326	15,843

Total Assets	$3,173,366	$2,963,062

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,527	$27,538
Program rights payable	27,748	20,350
Customer deposits and unearned revenue	18,631	16,865
Employee compensation and benefits	45,635	43,377
Accrued marketing and advertising costs	15,701	13,477
Other accrued liabilities	59,422	89,101

Total current liabilities	179,664	210,708
Deferred income taxes	81,013	119,515
Long-term debt	884,357	884,239
Other liabilities (less current portion)	117,912	99,662

Total liabilities	1,262,946	1,314,124

Redeemable noncontrolling interests	130,671	113,886

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par—authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A—authorized: 240,000,000 shares; issued and outstanding: 2010—130,230,514 shares; 2009—129,443,195 shares	1,303	1,295
Voting—authorized: 60,000,000 shares; issued and outstanding: 2010—36,218,226 shares; 2009—36,338,226 shares	362	363

Total	1,665	1,658
Additional paid-in capital	1,306,546	1,271,209
Retained earnings	322,793	113,853
Accumulated other comprehensive income (loss)	(2,938)	(3,004)

Total SNI shareholders’ equity	1,628,066	1,383,716
Noncontrolling interest	151,683	151,336

Total equity	1,779,749	1,535,052

Total Liabilities and Equity	$3,173,366	$2,963,062

SCRIPPS NETWORKS INTERACTIVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)	Nine months ended September 30,
(in thousands)	2010	2009
Cash Flows from Operating Activities:
Net income	$373,624	$268,851
Loss (income) from discontinued operations	(10,029)	1,885

Income from continuing operations, net of tax	363,595	270,736
Depreciation and intangible assets amortization	94,888	58,570
Amortization of network distribution costs	24,579	28,305
Programs and program licenses costs	292,409	229,043
Equity in earnings of affiliates	(21,482)	(12,834)
Program payments	(288,782)	(211,500)
Capitalized network distribution incentives	(45,147)	(5,571)
Dividends received from equity investments	22,660	17,098
Deferred income taxes	(36,149)	(4,616)
Stock and deferred compensation plans	15,891	15,557
Changes in certain working capital accounts:
Accounts receivable	(41,779)	36,970
Other assets	(2,065)	(297)
Accounts payable	(14,216)	(6,517)
Accrued employee compensation and benefits	2,372	(1,334)
Accrued income taxes	(41,281)	2,371
Other liabilities	(9,446)	(25,106)
Other, net	19,427	14,234

Net cash provided by (used in) continuing operating activities	335,474	405,109
Net cash provided by (used in) discontinued operating activities	10,029	(4,302)

Net operating activities	345,503	400,807

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(52,020)	(57,852)
Increase in short-term investments		(159,762)
Purchase of subsidiary companies and noncontrolling interests	(14,400)
Other, net	68	(5,087)

Net cash provided by (used in) continuing investing activities	(66,352)	(222,701)
Net cash provided by (used in) discontinued investing activities		(858)

Net investing activities	(66,352)	(223,559)

Cash Flows from Financing Activities:
Payments on long-term debt		(80,000)
Dividends paid	(37,481)	(37,006)
Dividends paid to noncontrolling interest	(96,656)	(79,482)
Proceeds from stock options	23,087	22,819
Other, net	(6,062)	(2,490)

Net financing activities from continuing operations	(117,112)	(176,159)

Effect of exchange rate changes on cash and cash equivalents	386	61

Increase (decrease) in cash and cash equivalents	162,425	1,150
Cash and cash equivalents:
Beginning of year	254,370	9,970

End of period	$416,795	$11,120

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$19,755	$729
Income taxes paid	214,706	125,575

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

Our third quarter 2010 income tax provision includes favorable adjustments attributed to changes in both estimated foreign tax credits and state apportionment factors reflected in our filed tax returns. Net income was increased by $4.3 million, $.03 per share.

Operating results in the third quarter of 2010 include $3.5 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December of 2009. Net income attributable to SNI for the third quarter of 2010 was reduced $1.4 million, $.01 per share.

For the year-to-date period of 2010, these Travel Channel transition costs were $27.6 million. Year-to-date operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced year-to-date net income attributable to SNI $16.9 million, $.10 per share.

During the second quarter of 2010, we reduced the valuation allowance on the deferred tax asset resulting from the uSwitch sale in December of 2009. The reduction in the valuation allowance reflects the utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the separation from The E. W. Scripps Company (“ E. W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in the second quarter that these capital gains were available for use by SNI. Accordingly, results for our discontinued operations in 2010 reflect an income tax benefit of $9.3 million. Year-to-date net income attributable to SNI was increased $.06 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel (previously branded as Fine Living Network (“FLN”)), and Great American Country (“GAC”). Lifestyle Media also includes Web sites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home, and travel related categories such as HGTVPro.com and FrontDoor.com. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brands, BizRate and Beso. Our product comparison shopping services help consumers find products offered for sale on the Web by online retailers. Shopzilla also operates a Web-based consumer feedback network within the BizRate brand that collects consumer reviews of stores and products.

Our chief operating decision maker evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change
Segment operating revenues:
Lifestyle Media	$462,490	$325,511	42.1%	$1,366,247	$986,727	38.5%
Interactive Services	41,802	38,983	7.2%	116,719	124,885	(6.5)%
Corporate	4,405			11,211
Intersegment eliminations	(10)	(33)	(69.7)%	(56)	(103)	(45.6)%

Total operating revenues	$508,687	$364,461	39.6%	$1,494,121	$1,111,509	34.4%

Segment profit (loss):
Lifestyle Media	$232,482	$150,461	54.5%	$655,684	$468,902	39.8%
Interactive Services	7,098	6,376	11.3%	17,940	20,675	(13.2)%
Corporate	(15,763)	(12,573)	25.4%	(46,762)	(39,947)	17.1%

Total segment profit	223,817	144,264	55.1%	626,862	449,630	39.4%
Depreciation and amortization of intangible assets	(30,274)	(20,666)	46.5%	(94,888)	(58,570)	62.0%
Gains (losses) on disposal of PP&E	36	(898)		(1,284)	(967)	32.8%
Interest expense	(8,774)	(285)		(26,546)	(1,021)
Equity in earnings of affiliates	6,940	4,873	42.4%	21,482	12,834	67.4%
Miscellaneous, net	(319)	(1,321)	(75.9)%	(1,164)	(721)	61.4%

Income from continuing operations before income taxes	$191,426	$125,967	52.0%	$524,462	$401,185	30.7%

Corporate includes the operating results of the venture we formed with Chello Zone Media in the fourth quarter of 2009, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives. The venture with Chello Zone Media, of which we own 89%, was formed to launch new lifestyle-oriented channels in Europe, the Middle East and Africa.

Our continued investment in international expansion initiatives increased the third quarter 2010 segment loss at corporate by $2.4 million and increased the 2010 year-to-date segment loss by $7.4 million.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites.

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change
Operating revenues by brand:
HGTV	$173,584	$152,547	13.8%	$508,902	$459,925	10.6%
Food Network	160,421	118,591	35.3%	485,573	363,218	33.7%
Travel Channel	62,324			180,408
DIY	22,837	17,684	29.1%	64,301	51,133	25.8%
Cooking Channel/FLN (1)	12,226	11,185	9.3%	39,625	33,888	16.9%
GAC	7,630	6,449	18.3%	22,532	19,274	16.9%
Digital Businesses	21,543	17,529	22.9%	60,993	54,012	12.9%
Other	1,781	2,132	(16.5)%	5,312	6,157	(13.7)%
Intrasegment eliminations	144	(606)		(1,399)	(880)	59.0%

Operating revenues by type:
Advertising	$316,418	$236,598	33.7%	$935,152	$722,177	29.5%
Network affiliate fees, net	138,960	81,055	71.4%	413,417	240,174	72.1%
Other	7,112	7,858	(9.5)%	17,678	24,376	(27.5)%

Subscribers (2):
HGTV				99,600	98,800	0.8%
Food Network				100,400	99,300	1.1%
Travel Channel				96,100	95,300	0.8%
DIY				54,000	52,100	3.6%
Cooking Channel/FLN (1)				58,100	55,700	4.3%
GAC				59,600	57,200	4.2%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

4. TRAVEL CHANNEL

On December 15, 2009 we acquired a 65 percent controlling interest in the Travel Channel (the “Travel Channel Acquisition”).

The following table summarizes Travel Channel’s quarterly financial information for 2009.

(in thousands)
2009	Operating Revenues	Segment Profit
First quarter	$52,788	$10,089
Second quarter	54,704	21,415
Third quarter	55,512	14,285
Fourth quarter	65,348	22,659

Total	$228,352	$68,448

Prior to December 15, 2009, the Travel Channel was owned and operated by Cox TMI Inc., a wholly owned subsidiary of Cox Communications, Inc. (“Cox”). The summarized results above reflect the historical combined results of operations for the Travel Channel and were prepared on a basis of accounting that was in accordance with GAAP, but the amounts are not necessarily indicative of Travel Channel’s actual results had they been operating as a separate, stand-alone company for the periods presented. The amounts summarized above include allocations for certain corporate overhead expenses that were based on Cox management’s best estimate of amounts attributable to the Travel Channel. Additionally, the Travel Channel had a number of service agreements with a third party covering affiliate sales, advertising sales and transmission and quality control/library services. The costs of these services are included in the quarterly results summarized above. These services have been transitioned to SNI. Costs allocated to Travel Channel for such services following transition could differ from the amounts included in the historical results above.

The fourth quarter 2009 amounts include both the periods prior to and subsequent to the Travel Channel Acquisition.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Operating income	$193,579	$122,700	$530,690	$390,093
Depreciation and amortization of intangible assets:
Lifestyle Media	21,296	9,821	68,236	27,432
Interactive Services	8,513	10,489	25,284	30,430
Corporate	465	356	1,368	708
Losses (gains) on disposal of PP&E:
Lifestyle Media	(31)	516	1,261	571
Interactive Services	(5)	382	23	396

Total segment profit	$223,817	$144,264	$626,862	$449,630

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Segment profit	$223,817	$144,264	$626,862	$449,630
Income taxes paid	(74,770)	(39,894)	(214,706)	(125,575)
Interest paid	(19,091)	(186)	(19,755)	(729)
Working capital and other	(11,731)	53,014	(56,927)	81,783

Cash provided by continuing operating activities	118,225	157,198	335,474	405,109
Dividends paid to noncontrolling interest	(16,803)	(9,671)	(96,656)	(79,482)
Acquisitions of property, plant and equipment	(18,183)	(17,441)	(52,020)	(57,852)

Free cash flow	$83,239	$130,086	$186,798	$267,775

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.